Exhibit 16


March 11, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of BioVeris Corporation's Form 8-K dated March 11, 2004 and have the following comments:

1. We agree with the statements made in the 2nd, 3rd, 4th and 5th paragraphs of
Item 4.

2. We have no basis on which to agree or disagree with the statements made in the 1st and 6th paragraphs of Item 4.


Yours truly,

Deloitte and Touche LLP